UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2009

310 HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Nevada (State or jurisdiction of incorporation or organization)	333-139231 (Commission File Number)	20-4924000 (I.R.S. Employer Identification No.)

9903 Santa Monica Boulevard, Suite 406, Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  310.882.5568

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

❒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

On March 16, 2009, Moore & Associates Chartered. ("Moore & Associates") was appointed as the independent auditor for 310 Holdings, Inc., Inc. (the "Company") commencing with the quarter ending December 31, 2008, and Tarvaran, Askelson & Company, LLP ("Tarvaran, Askelson & Company, LLP") were dismissed as the independent auditors for the Company and notified as of March 16, 2009. The decision to dismiss Tarvaran, Askelson & Company, LLP auditors was approved by the Board of Directors on March 16, 2009.

The reports of Tarvaran, Askelson & Company, LLP on the financial statements for the most recent quarters did not contain any adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles except as follows (as published in the quarterly report for September 30, 2008):

NOTE 3. GOING CONCERN

The accompanying condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern. However, the Company has year end losses from operations and had minimal revenues from operations during the three months ended September 30, 2008. During the three months ended September 30, 2008 the Company incurred a net loss of $90,688 and an accumulated loss of $82,094. Further, the Company has inadequate working capital to maintain or develop its operations, and is dependent upon funds from private investors and the support of certain stockholders.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. In this regard, Management is planning to raise any necessary additional funds through loans and additional sales of its common stock. There is no assurance that the Company will be successful in raising additional capital.

The Company's ability to meet its obligations and continue as a going concern is dependent upon its ability to obtain additional financing, achievement of profitable operations and/or the discovery, exploration, development and sale of mining reserves. The Company cannot reasonably be expected to earn revenue in the exploration stage of operations. Although the Company plans to pursue additional financing, there can be no assurance that the Company will be able to secure financing when needed or to obtain such financing on terms satisfactory to the Company, if at all.

Tarvaran, Askelson & Company, LLP was appointed on November 17, 2008 and only reviewed the Company’s interim quarterly report for the quarter ended September 30, 2008.  During the Company's most recent interim quarter ended September 30, 2008  and related statements of operations, stockholders’ equity and cash flows, there were no "reportable events" as such term is described in Item 304(a)(1)(v) of Regulation S-B under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company. During the Company's most recent interim quarter ended September 30, 2008  and related statements of operations, stockholders’ equity and cash flows, there were no disagreements with Moore & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Tarvaran, Askelson & Company, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Tarvaran, Askelson & Company, LLP was not engage nor commenced any work on the annual report for the period ended December 31, 2008.

During the Company's most recent interim quarter ended September 30, 2008 and the related statements of operations, stockholders’ equity and cash flows, the Company did not consult with Moore & Associates with respect to the Company regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B under the Exchange Act and the related instructions to Item 304 of Regulation S-B) or a "reportable event" (as such term is described in Item 304(a)(1)(v) of Regulation S-B), or (iii) any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

 There were no consultations with Moore & Associates during the Company's most recent interim quarter.  Moore & Associates were the Company’s independent auditor prior to the engagement of Tarvaran, Askelson & Company, LLP on November 17, 2008.

The Company has furnished a copy of this Report to Tarvaran, Askelson & Company, LLP and requested them to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company herein in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. The letter from Tarvaran, Askelson & Company, LLP is herby submitted as Exhibit 16.1.

Item 9.01    Financial Statements and Exhibits.

(c)  Exhibits

Exhibit 16.1    Letter of Tarvaran, Askelson & Company, LLP.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

310 Holdings, Inc., Inc.

Date: March 18, 2009	By:	/s/ Nicole Wright
Nicole Wright
Chief Executive Officer